Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Form F-3 (Nos 33-27604, 033-80246, 333-11458, 333-71438, 333-105463 and 333-106497) of AEGON N.V. and in its related Prospectuses and Form S-8 (Nos 33-89814, 333-07040 and 333-08500) pertaining to AEGON USA, Inc Profit Sharing Plan, 1997 Stock Ownership Plan for Providian Employees, and Stock Ownership Plan for Key Employees of Commonwealth General Corp., respectively, of our report dated March 29, 2005 with respect to the consolidated financial statements and schedules of AEGON N.V. included in this Annual Report (Form 20-F) for the year ended December 31, 2004.

/s/ Ernst & Young Accountants

The Hague, The Netherlands

March 29, 2005